EXHIBIT 2
GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	At	At
	March 31	December 31
	2007	2006
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$36,454	$25,192
Available-for-sale securities	120,764	130,603
Accounts receivable, net	6,382	6,468
Receivables from sales representatives	17,333	13,238
Inventory	1,012	889
Prepaid expenses and other current assets	20,113	14,174

Total Current Assets	202,058	190,564

Property and equipment, net	27,890	28,374
Long term investments	100	100
Bonds held to maturity, at amortized cost	293	289
Other assets	2,613	1,562

Total Assets	$232,954	$220,889

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$6,550	$6,804
Deferred income and customer prepayments	73,463	62,036
Accrued liabilities	10,167	12,427
Income taxes payable	929	751

Total Current Liabilities	91,109	82,018

Liabilities for incentive and bonus plans	102	102
Deferred income and customer prepayments — long term	2,684	1,802
Deferred tax liability	368	403

Total Liabilities	94,263	84,325

Minority interest	3,930	2,913

Shareholders’ equity:
Common shares, US$0.01 par value; 75,000,000 shares authorized; 42,337,568 (2006: 42,271,568) shares issued and outstanding	423	423
Additional paid in capital	126,776	125,832
Retained earnings	11,358	4,830
Accumulated other comprehensive (loss) income	(3,796)	2,566

Total Shareholders’ Equity	134,761	133,651

Total Liabilities and Shareholders’ Equity	$232,954	$220,889

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Three months ended March 31
	2007	2006
	(Unaudited)	(Unaudited)
Revenue:
Online and other media services (Note 3)	$29,045	$26,090
Exhibitions	4,816	3,712
Miscellaneous	1,086	229

	34,947	30,031

Operating Expenses:
Sales (Note 4)	11,136	9,909
Event production	613	619
Community (Note 4)	5,273	4,674
General and administrative (Note 4)	9,953	9,379
Online services development (Note 4)	1,286	1,054
Amortization of software costs	40	302

Total Operating Expenses	28,301	25,937

Income from Operations	6,646	4,094

Interest and dividend income	1,392	1,030
Gain on sale of available-for-sale securities	—	73
Foreign exchange gains (losses), net	(274)	(27)

Income before Income Taxes	7,764	5,170
Income Tax Expense	(219)	(203)

Net Income before Minority Interest	$7,545	$4,967

Minority interest	(1,017)	(811)

Net Income before cumulative effect of change in accounting principle	$6,528	$4,156
Cumulative effect of change in accounting principle (Note 5)	—	251

Net Income	$6,528	$4,407

Basic net income per common share before cumulative effect of change in accounting principle	$0.15	$0.09

Cumulative effect of change in accounting principle	—	$0.01

Basic net income per common share	$0.15	$0.10

Diluted net income per common share before cumulative effect of change in accounting principle	$0.15	$0.09

Cumulative effect of change in accounting principle	—	$0.01

Diluted net income per common share	$0.15	$0.10

Common shares used in basic net income per common share calculations	40,849,806	40,684,745

Common shares used in diluted net income per common share calculations	40,979,435	40,735,777

Basic net income per non-vested restricted share before cumulative effect of change in accounting principle	$0.15	$0.09

Cumulative effect of change in accounting principle	—	$0.01

Basic net income per non-vested restricted share	$0.15	$0.10

Diluted net income per non-vested restricted share before cumulative effect of change in accounting principle	$0.15	$0.09

Cumulative effect of change in accounting principle	—	$0.01

Diluted net income per non-vested restricted share	$0.15	$0.10

Non-vested restricted shares used in basic net income per non-vested restricted share calculations	1,445,229	1,524,441

Non-vested restricted shares used in diluted net income per non-vested restricted share calculations	1,455,476	1,524,441

Note :	3.	Online and other media services consists of:

	Three months ended March 31
	2007	2006
	(Unaudited)	(Unaudited)

Online services	$17,270	$15,094
Print services	11,775	10,996

	$29,045	$26,090

Note :	4.	Non-cash compensation expenses associated with the several employee equity compensation plans and Directors Purchase Plan included under various categories of expenses are as follows:.

	Three months ended March 31
	2007	2006
	(Unaudited)	(Unaudited)
Sales	$(133)	$197
Community	85	32
General administrative	509	529
Online services development	62	59

	$523	$817

Note :	5.	Represents the cumulative effect of change in accounting principle, resulting from the adoption of SFAS No. 123(R) with effect from January 1, 2006.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Three months ended March 31
	2007	2006
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$6,528	$4,407
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	1,072	1,071
Accretion of U.S. Treasury strips zero % coupons	(4)	(7)
Unrealised dividend income on available-for-sale securities	—	(253)
Unrealised interest income on available-for-sale securities	(750)	(8)
Bad debt expense	100	43
Non-cash compensation expense	523	817
Income attributable to minority shareholder	1,017	811
Equipment written off	4	—
Cumulative effect of change in accounting principle	—	(251)

	8,490	6,630

Changes in assets and liabilities:
Accounts receivables	(14)	579
Receivables from sales representatives	(4,095)	(4,550)
Inventory	(123)	(42)
Prepaid expenses and other current assets	(5,939)	(6,029)
Long term assets	(1,051)	(254)
Accounts payable	(254)	264
Accrued liabilities and liabilities for incentive and bonus plans	(2,260)	2,366
Deferred income and customer prepayments	12,309	9,026
Tax liability	143	83

Net cash provided by operating activities	7,206	8,073

Cash flows from investing activities:
Purchase of property and equipment	(592)	(660)
Purchase of available-for-sale securities	(105,682)	(104,674)
Proceeds from sale of available-for-sale securities	109,908	98,728

Net cash generated from (used in) investing activities	3,634	(6,606)

Cash flows from financing activities:
Amount received towards directors purchase plan	422	359

Net cash generated from financing activities	422	359

Net increase in cash and cash equivalents	11,262	1,826
Cash and cash equivalents, beginning of the period	25,192	94,321

Cash and cash equivalents, end of the period	$36,454	$96,147

Supplemental cash flow disclosures:
Income tax paid	$76	$120